Exhibit 99.1

LifeMD Names Experienced Pharma Executive Alexander Mironov as President

A seasoned industry veteran, Mr. Mironov has led transformational M&A and business development transactions in pharma and healthcare, totaling over $5 billion

Shared vision of disrupting healthcare delivery and services with a proven ability to execute

NEW YORK, June 11, 2021 — LifeMD, Inc. (“the Company”) (NASDAQ: LFMD), a leading direct-to-patient telehealth company, today announced it has named Alexander Mironov as President of LifeMD. Mr. Mironov brings a wealth of knowledge from his over 20 years of experience leading business development, mergers, and acquisitions, as well as corporate strategy in the pharmaceutical space, most recently at Covis Pharma, a global private pharmaceutical company backed by Apollo Global Management, Inc., an investment manager with nearly half a trillion of total assets under management.

Over his career, Mr. Mironov led transactions in the pharmaceutical space totaling over $5 billion in value including M&A, licensing, and equity and debt financings. At Covis, he led global business development and M&A, corporate strategy, and life-cycle management, and was responsible for over half a dozen transformational transactions, which significantly contributed to the accelerated growth and expansion of Covis to over 50 global markets and new therapeutic segments. His contributions at Covis directly led to revenues increasing over 10x during his tenure. Prior to Covis, Mr. Mironov held similar roles focusing on a buy and build strategy at Alvogen, Pernix Pharma, Esprit Pharma, EKR Therapeutics, and Valera Pharma.

“LifeMD is on the cusp of transforming healthcare delivery by disrupting the traditional model, and we are thrilled to welcome Alex on our journey. His extensive knowledge of our industry, deep rolodex, and his highly cultivated M&A expertise will be instrumental as we take advantage of the tremendous potential before us and bring our shared vision for the company to life,” said Justin Schreiber, LifeMD’s Chairman and CEO. “We look forward to leveraging his industry relationships, deep knowledge of the space, and transaction expertise as we take advantage of the exceptional number of opportunities in the traditional healthcare/pharma world.”

Mr. Mironov added, “I’m excited to join this dynamic team as we drive towards building a best-in-class, direct-to-patient telehealth company complete with a disruptive technology platform and premier brands. I look forward to contributing to the company’s growth as it continues upon its extraordinary trajectory.”

The Compensation Committee of the Company’s Board of Directors granted an equity award to Mr. Mironov with a grant date of June 10, 2021, as an equity inducement award outside of the Company’s 2020 Equity and Incentive Plan (but under the terms of the 2020 Equity and Incentive Plan) and material to Mr. Mironov’s acceptance of employment with the Company. The equity award was approved on June 9, 2021, in accordance with Nasdaq Listing Rule 5635(c)(4). Mr. Mironov received options to purchase an aggregate of 200,000 shares of LifeMD, Inc. common stock. The options have an exercise price of $14.04, which is equal to the closing price of LifeMD common stock on June 10, 2021. The options will vest ratably, with 1/36th of the shares fully vested on June 10, 2021, and the remainder of the shares vesting ratably each month over a 35-month period that commences on the date of grant, subject to, inter alia, the employee’s continued employment with the LifeMD on such vesting dates. The options have a five-year term. Additionally, Mr. Mironov received a performance-based grant of up to 300,000 restricted shares of LifeMD, Inc. common stock, subject to, inter alia, the employee’s sourcing, and material contribution to the consummation of pharmaceutical deals, as set forth in more detail in the employment agreement.

About LifeMD

LifeMD, Inc. is a rapidly growing, direct-to-patient, telehealth company offering cash-pay virtual medical care across all 50 states. LifeMD’s telemedicine platform enables virtual access to affordable and convenient medical treatment from licensed providers and, when appropriate, prescription medications and over-the-counter products delivered directly to the patient’s home. To learn more, visit www.LifeMD.com

Cautionary Note Regarding Forward Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects—both business and financial. While we believe that our plans, intentions, and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions, or expectations. Forward-looking statements are inherently subject to risks, uncertainties, and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to LifeMD, Inc., or a person acting on its behalf, are expressly qualified in their entirety by this cautionary language.

Company Contact

LifeMD, Inc.

Marc Benathen, CFO

marc@lifemd.com

Investor Relations Contact

Ashley Robinson

LifeSci Advisors, LLC

arr@lifesciadvisors.com